                                 LICENSE AGREEMENT

          This License Agreement (this "AGREEMENT"), is made and entered into as of May 28, 1999, by and between CIMA LABS, INC., a Delaware corporation ("CIMA") and IPR Pharmaceuticals, Inc., a Puerto Rico corporation ("IPR").

          WHEREAS, CIMA owns or has rights to certain oral drug-delivery technology marketed under the trademark OraSolv-Registered Trademark- and related know-how; and

          WHEREAS, IPR has an exclusive license to make, have made, use and sell products containing the pharmaceutical drug "zolmitriptan" on a worldwide basis and has access to substantial expertise in the development, commercialization and marketing of human pharmaceutical products; and

          WHEREAS, CIMA and IPR have entered into a Development and License Option Agreement, dated as of September 10, 1997 (the "DEVELOPMENT AGREEMENT"), under which CIMA is developing a pharmaceutical product formulation incorporating zolmitriptan and the OraSolv-Registered Trademark- Technology (as defined below); and

          WHEREAS, CIMA granted to IPR under the Development Agreement an option to license from CIMA the OraSolv-Registered Trademark- Technology; and

          WHEREAS, IPR desires to exercise the option granted to IPR by CIMA under the Development Agreement such that CIMA will enter into a license agreement with IPR to allow IPR or IPR Affiliates (as defined below) to utilize the OraSolv-Registered Trademark- Technology for the development, marketing, distribution and sale of a product incorporating zolmitriptan and the OraSolv-Registered Trademark- Technology and CIMA desires to enter into such an agreement with IPR; and

          WHEREAS, CIMA and Zeneca Limited., an Affiliate of IPR, will enter into a Supply Agreement (the "SUPPLY AGREEMENT") under which CIMA will supply to such Affiliate all of IPR's requirements for the Product (as defined below) under this Agreement;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereto hereby agree as follows:


                                     ARTICLE I
                                    DEFINITIONS

          As used in this Agreement, the following terms have the following meanings:

          1.1. "AFFILIATE" means, with respect to each party, any corporation or other business entity that (a) directly or indirectly controls, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign organization in a particular jurisdiction) having the power to vote or direct the affairs of such entity, or
(b) directly or indirectly controls, is controlled by or is under common control with such party. As used herein, the term "control" means possession of the power to direct, or cause the direction of, the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

          1.2.   "COMMERCIAL LAUNCH" has the meaning contained in Section 5.1.

          1.3.   "FIELD" means [...***...].

          1.4.   "MAJOR COUNTRIES" means [...***...].

          1.5. "NET SALES" means the amount billed or invoiced by IPR, its Affiliates, or sublicensee(s) for sales of the Product, less the following deductions:

          (a) an amount equal to [...***...], for transportation and delivery charges, including insurance premiums;

          (b) taxes, duties and other governmental charges imposed upon the production, importation, use or sale of the Product and paid by the selling party (other than franchise or income taxes on the income of the selling party);

          (c) trade, quantity and cash discounts allowed and taken, in amounts as are customary in the trade; and

          (d) credits or allowances given or made on account of rejections, returns or retroactive price adjustments.

Net Sales does not include sales or transfers of the Product among IPR, its Affiliates or sublicensee(s) unless the receiving party is the consumer or user of the Product. The subsequent resale or transfer of the finished product to a third party is included in Net Sales. Net Sales does not include supply of the Product for clinical trials or sampling purposes. For purposes of this definition, the term "sublicensees" does not include third-party distributors that purchase the Product from IPR or from an IPR Affiliate to re-sell such Product for their own account.

          1.6. "ORASOLV-Registered Trademark- TECHNOLOGY" means CIMA's effervescent, fast-dissolving, oral drug-delivery tablet technology, including (i) the inventions disclosed in patents and patent applications owned, controlled or licensed (with the right to sublicense) by CIMA during the term of this Agreement and listed on Exhibit A hereto (the "PATENTS"),
(ii) all know-how, technology, trade secrets, data, processes and methods, or other information owned, controlled or licensed (with the right to sublicense) by CIMA during the term of this Agreement relating to the technology marketed under the trade name OraSolv-Registered Trademark-, including use with either a taste masked or an untreated substance and (iii) [...***...]. OraSolv-Registered Trademark- Technology includes only technology relating to tablets that disintegrate or dissolve in the mouth in 30 seconds or less by either placing on the tongue or by chewing, such disintegration or dissolution time measured in accordance with the in vitro test specification set out in Exhibit B hereto. [...***...].

          1.7. "PRODUCT" means the pharmaceutical dosage form which is formulated using the OraSolv-Registered Trademark- Technology and contains zolmitriptan as its active ingredient, [...***...].

          1.8. "SCALE-UP AND VALIDATION PLAN" means a scale-up and validation plan to be agreed between the parties.

          1.9.   "U.S. FDA" means the United States Food and Drug
Administration.

                                     ARTICLE II
                                  GRANT OF LICENSE

          2.1 TECHNOLOGY LICENSE. CIMA hereby grants to IPR and its Affiliates [...***...] license under the OraSolv-Registered Trademark-Technology in the Field, during the term of this Agreement, to use, sell, import or otherwise distribute, or to make, have made, or make for others solely under IPR's right to self-supply contained in Section 2.4 of the Supply Agreement, [...***...](including, without limitation, the Product).

          2.2. RIGHT TO SUBLICENSE. IPR and its Affiliates have the right to sublicense the rights granted to them herein upon the prior written approval of CIMA, which approval will not be unreasonably withheld or delayed.

                                    ARTICLE III
                             LICENSE FEE AND ROYALTIES

          3.1. LICENSE FEE. The parties acknowledge that, in partial consideration of the license granted by CIMA to IPR and its Affiliates hereunder, IPR has paid to CIMA a license fee of [...***...].

          3.2. MILESTONE PAYMENTS. The parties acknowledge that IPR has paid to CIMA [...***...]. As further consideration for the license granted by CIMA to IPR and its Affiliates hereunder, IPR will pay to CIMA the following amounts within ten days after IPR or an IPR Affiliate or sublicensee has achieved the corresponding milestones:

           [...***...]

          3.3.   ROYALTY RATES.

          (a) As further consideration for the license granted by CIMA to IPR and its Affiliates hereunder, IPR will pay to CIMA royalties on worldwide annual Net Sales of the Product as follows:


                    ANNUAL NET SALES                                 RATE
                    ----------------                                 ----
                (i) Up to [...***...] ("TRIGGER POINT I")            [...***...]
               (ii) Above  [...***...] but less than $120 million    [...***...]
                    ("TRIGGER POINT II")
              (iii) Above [...***...]                                [...***...]

The royalty rates shown above are applicable to marginal annual Net Sales; that is, the rate of [...***...] applies to all annual Net Sales up to [...***...], the rate...of [...***...] applies only to that amount of annual Net Sales in excess of [...***...] but less than [...***...], and so forth.

The Net Sales amounts set forth above are subject to annual increases as provided below. Within ninety (90) days after the end of each calendar year in which IPR or an IPR Affiliate or sublicensee sells the Product under this Agreement, IPR will report to CIMA the percentages of worldwide Net Sales of the Product during that calendar year resulting from the sale of the Product
(i) within the United States and (ii) outside the United States.

          (b) The sales levels of Trigger Point I and Trigger Point II will increase as follows for the purpose of calculating royalties payable to CIMA during the following calendar year:

          [...***...]

          (c) In no event will Trigger Point I decrease below [...***...] or will Trigger Point II decrease below [...***...].

          (d) The currency conversion from local currencies into U.S. dollars for the purposes of this Agreement will be carried out by IPR in accordance with its current accounting policies or such other policies as may in the future be applied by IPR and approved by its independent auditors.
IPR will pay all royalty payments to CIMA within forty-five (45) days after the end of each calendar quarter. IPR will include with each payment a certificate of a financial officer of IPR detailing the basis for the calculation of the payment.

          3.4.   ADJUSTMENTS.

          (a) If IPR or an IPR Affiliate must pay a license fee to any third party, based upon a claim of patent infringement made by the third party arising solely from the OraSolv-Registered Trademark- Technology, in order to enable IPR or its Affiliate or sublicensee to continue to use the OraSolv-Registered Trademark- Technology, then [...***...]. IPR may not take as a credit an amount in excess of 50% of the royalties due in any royalty payment period, and any excess credit will be carried over to the next royalty payment period until all such credit is exhausted. If the license granted to IPR in that country has become non-exclusive under this Agreement, then CIMA, IPR and any other licensee(s) of CIMA for the Product in that country shall share equally the cost of any fees to be paid to any such third party, and IPR may offset the amount payable by it against royalties due to CIMA, as described above.

          (b) The royalty rates on Net Sales used to determine royalty payments due by IPR to CIMA under this Agreement may also be adjusted in accordance with Section 7.5 ("Infringement") below.

          (c) IPR will deduct from the quarterly royalty payment to be made to CIMA any taxes required to be paid to any governmental authority in respect of royalty payments paid by IPR to CIMA in the corresponding calendar quarter and will remit such tax payments to such governmental authority on a timely basis. IPR will remit to CIMA official documentation of such payments or withholdings as may be required by CIMA for its tax records on or before the date on which such payment is due to CIMA under this Agreement.

          3.5.   RECORDS.      IPR will keep, or will cause its Affiliate(s)
or sublicensees to keep, as appropriate, accurate and complete records in sufficient detail to enable royalties payable to CIMA hereunder to be verified by CIMA. IPR will permit CIMA to inspect such records once per year upon written notice by CIMA. Such inspection may be made, at CIMA's expense, during normal business hours by certified public accountants chosen by CIMA and reasonably acceptable to IPR. Three years after furnishing the certificate referred to in paragraph (d) of Section 3.3, IPR may destroy the records which formed the basis for such certificate, and the certificate will thereafter be presumed to be correct and accurate unless CIMA has notified IPR of a discrepancy therein.

          3.6. TERM OF ROYALTY OBLIGATION. IPR's royalty payment obligations will expire or terminate upon the expiration or termination of this Agreement under Article IX below, and subject to the terms of Article IX.

                                     ARTICLE IV
                              SCALE-UP AND VALIDATION

          4.1 SCALE-UP AND VALIDATION OBLIGATIONS. CIMA will conduct the Scale-Up and Validation activities set forth on the Scale-Up and Validation Plan in consideration for payment by IPR of the amounts set forth on such Scale-Up and Validation Plan. The parties may amend the Scale-Up and Validation Plan from time to time during the term of this Agreement by written agreement.

          4.2.   SCALE-UP AND VALIDATION PAYMENTS.  In consideration for
CIMA's scale-up and validation activities in accordance with this Agreement, IPR has made a non-refundable payment to CIMA in the amount of [...***...], and shall make an additional non-refundable payment of [...***...] to CIMA within thirty (30) days after completion of the Scale-Up and Validation Plan.

                                     ARTICLE V
                     REGULATORY APPROVALS AND COMMERCIALIZATION

          5.1. REGULATORY AND COMMERCIALIZATION DILIGENCE. IPR or an IPR Affiliate will file for U.S. FDA approval to market the Product in the United States and for comparable approval in one of the other Major Countries within [...***...] after final stability data for the Product reasonably acceptable to IPR are made available to IPR, if the regulatory authorities in the relevant countries will approve the Product (a) on the basis of a successful bioequivalence study only, (b) without requiring an efficacy study and (c) on the basis of the following stability data:

          12 months' data on one laboratory batch, 6 months' data on three pilot batches, and 3 months' data on one full-scale batch.

If clinical efficacy data or additional stability data is required, IPR or an IPR Affiliate will obtain and file, at its sole expense, such data within [...***...] after the last required data becomes available to IPR or an IPR Affiliate. IPR or an IPR Affiliate will use commercially reasonable efforts to launch the Product on a commercial scale and on a national scale ("COMMERCIAL LAUNCH") in each Major Country in which it receives regulatory and pricing approval reasonably acceptable to IPR to market the Product within [...***...], after receiving such regulatory and pricing approval.

          5.2.   FAILURE TO MEET REGULATORY AND COMMERCIALIZATION
OBLIGATIONS. If IPR or an IPR Affiliate fails to meet the timetable set out in Section 5.1 above in any Major Country, CIMA may, at its sole election, [...***...].

          5.3. REGULATORY ASSISTANCE. After the submission of applications for approval to market the Product in any country, CIMA will provide assistance to IPR or its Affiliates in connection with such applications to the extent that such assistance may be reasonably necessary to IPR or its Affiliates in obtaining such approval. CIMA will provide a total of fifteen
(15) man-days of such assistance per year at CIMA's expense for all such applications, and any further assistance will be provided only at IPR's expense at a rate of [...***...]. Assistance provided by CIMA to remedy any inadequacies in data generated by CIMA shall be provided at CIMA's expense and shall not be counted as part of the fifteen (15) man-days of assistance referred to above.

          5.4. MARKETING DILIGENCE. IPR will use commercially reasonable efforts to market the Product worldwide consistent with its usual practice in commercializing and marketing products of similar market potential.

          5.5. MINIMUM SALES REQUIREMENTS. Beginning on the first anniversary of the later of (i) Commercial Launch by IPR, an IPR Affiliate or sublicensee of the Product in the United States or (ii) Commercial Launch by IPR, an IPR Affiliate or sublicensee of the Product in a Major Country other than the United States, IPR will meet an annual minimum sales obligation of [...***...] of the projected sales for the Product set forth in Exhibit C hereto. Exhibit C may be amended only as provided in Section 11.3 below and, in any case, is not subject to amendment by virtue of the forecasting and ordering procedures set out in the Supply Agreement. If IPR fails to obtain marketing or price approval for the Product in one or more Major Countries or fails to launch the Product in any Major Country in accordance with Section
5.1 above, the parties will meet to agree to a fair and reasonable adjustment to the projected sales for the Product set forth on Exhibit C in order to adjust for such non-approval.

          5.6.   FAILURE TO MEET MINIMUM SALES REQUIREMENTS.

          (a)    If IPR fails to meet the minimum sales target set forth in
Section 5.5 above in any year in which such minimum sales target applies, then CIMA may, at its option, convert the license granted to IPR and its Affiliates hereunder into a non-exclusive license, and CIMA may, at its option, license the OraSolv-Registered Trademark- Technology in the Field to third parties. CIMA will have no financial or accounting obligations to IPR as a result of any license granted by CIMA in the OraSolv-Registered Trademark- Technology to any third party under this Section 5.6.

          (b) Prior to exercising its rights under Section 5.6(a), CIMA will provide to IPR the opportunity to pay the difference between the royalty amount due on the minimum sales of IPR or its Affiliates under Section 5.5 above for the appropriate year and the royalties actually paid under Section
3.3 above, in order to make up for the shortfall in sales. If IPR makes such payment to CIMA, then this Agreement will continue in full force and effect on an exclusive basis as if the shortfall in sales had not occurred.

          5.7. EXPORT CONTROL. IPR will, and will cause its Affiliates and sublicensee(s) to, adhere to the U.S. Export Administration Laws and Regulations in performing under this Agreement, and will not export or re-export any technical data or products received from CIMA, or the direct product of such technical data, to any proscribed country listed in the U.S. Export Administration Regulations unless properly authorized by the U.S. Government.


                                     ARTICLE VI
                          CONFIDENTIALITY; USE LIMITATIONS

          6.1. CONFIDENTIAL INFORMATION. "Confidential Information" means any information disclosed by a party (the "DISCLOSING PARTY") to the other party (the "RECIPIENT") in performing under this Agreement, the Development Agreement or the Supply Agreement, including, but not limited to, information related to zolmitriptan, any patent application or drawing or pending or potential patent claim the subject matter of which is directly or indirectly derived from information disclosed by the Disclosing Party, any trade secret, information, invention, idea, physical, chemical or biological development, samples, process, method, procedures, formulations, engineering, manufacturing, regulatory, marketing, servicing, financing or personnel matter relating to the Disclosing Party, its present or future products, sales, suppliers, clients, customers, employees, investors or business. The material terms of this Agreement are Confidential Information of both parties.

          6.2. EXCLUSIONS. Confidential Information does not include information which is (i) in the public domain without fault of the Recipient,
(ii) known to the Recipient before receipt from the Disclosing Party, (iii) is disclosed to the Recipient by a third party without restriction, or (iv) is independently developed by the Recipient without breach of this Agreement.

          6.3.   CONFIDENTIAL TREATMENT.

          (a)    During the term of this Agreement and for a period of five
(5) years after its termination (but ten (10) years after its termination with respect to information pertaining to manufacturing processes and know-how), the Recipient will maintain all Confidential Information of the Disclosing Party in trust and confidence, will not use such Confidential Information for any unauthorized purpose and, except as set forth below, will not disclose such Confidential Information to any third party. Title to all Confidential Information provided to the Recipient by the Disclosing Party will remain vested in the Disclosing Party.

          (b) The Recipient will use and disclose to its Affiliates the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Recipient will advise its employees, agents, consultants and potential sublicensees who might have access to Confidential Information of the Disclosing Party or to whom such information is disclosed under the terms of this Agreement, of the confidential nature thereof and will obtain the agreement of such third parties to hold such information in confidence and not make use of such information for any purpose other than those permitted by this Agreement.
The Recipient will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party.

          6.4. AUTHORIZED DISCLOSURE. Notwithstanding the foregoing, the Recipient may disclose the Confidential Information of the Disclosing Party if such disclosure:

          (a) is in response to a valid order of a court or other governmental body of any country or any political subdivision thereof;

          (b)    is otherwise required by law; or

          (c) is otherwise, and to the extent which it is, necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement;

provided, however, that the Recipient will first give notice to the Disclosing Party and will make a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the disclosure was required.

          6.5. PUBLICITY. Any public disclosure of the existence of this Agreement or the terms hereof, including but not limited to press releases and other than the authorized disclosure set forth in Section 6.4 above, will be reviewed and consented to by each party prior to such disclosure. Neither party will unreasonably withhold or delay such consent. The parties hereby consent to the press release attached hereto as Exhibit D announcing execution of this Agreement. IPR may disclose the existence of this Agreement and the terms hereof to bona fide potential sublicensees under this Agreement, and both parties may disclose the existence of this Agreement and the terms hereof to any potential acquirer, merger partner or other bona fide potential financial partner or investment banking firm in connection with financing efforts, subject to the provisions of paragraph (b) of Section 6.3 above.

          6.6. LIMITATIONS ON USE. (a) IPR will use the Product and the Confidential Information of CIMA solely for the purposes specified in this Agreement and for no other purpose. IPR will not use the

Confidential Information of CIMA for any research or commercial activities other than those that relate directly to the purposes specified herein, nor will it perform any reverse-engineering or other research on the Product not contemplated by this Agreement. IPR's use of the Product will be in compliance with all applicable laws and regulations. Upon expiration or termination of the Agreement, IPR will return or destroy, as directed by CIMA, all copies of any and all information, data and results obtained from conduct of evaluations under this Agreement, all of which constitute part of CIMA's Confidential Information and will be treated by IPR in accordance with
Section 6.3 above.

          (b) CIMA will use the Confidential Information of IPR solely for the purposes specified in this Agreement and for no other purpose. CIMA will not use the Confidential Information of IPR for any research or commercial activities other than those that relate directly to the purposes specified herein. Upon expiration or termination of the Agreement, CIMA will return or destroy, as directed by IPR, all copies of any and all information, data and results obtained from conduct of evaluations under this Agreement, all of which constitute part of IPR's Confidential Information and will be treated by CIMA in accordance with Section 6.3 above.


                                    ARTICLE VII
                      PATENTS AND OTHER INTELLECTUAL PROPERTY

          7.1. OWNERSHIP. Title and ownership rights in the OraSolv-Registered Trademark- Technology and other Confidential Information of CIMA will remain at all times with CIMA, and IPR will acquire no title thereto as a result of this Agreement. Title and ownership rights in IPR's Confidential Information will remain at all times with IPR, and CIMA will acquire no title thereto as a result of this Agreement. Nothing in this Agreement confers on either party an expressed or implied license or option to license any disclosed Confidential Information, technology, or any patent or patent application except as expressly provided herein.

          7.2 INVENTIONS AND DEVELOPMENTS. CIMA will solely own all right, title and interest in and to any technology invented and developments made or conceived by it or its Affiliates during the term of this Agreement, whether patentable or not, that relate to the OraSolv-Registered Trademark-Technology or that is necessary or useful to the manufacture or distribution of the Product ("NEW TECHNOLOGY"). Any New Technology developed before December 31, 2010 will be included in the OraSolv-Registered Trademark-Technology (except to the extent that such New Technology would otherwise be excluded from the definition of OraSolv-Registered Trademark- Technology), and as such will be subject to the terms of this Agreement. CIMA may, in its sole discretion and at its sole expense, file and prosecute patent applications on New Technology and obtain and enforce patents issuing from such applications. CIMA will solely own all such patent applications and patents. [...***...]. IPR will execute such documents and render such assistance, other than financial assistance, to CIMA as may be necessary or appropriate to enable CIMA to obtain and maintain title to any New Technology and to any patent application or patent on New Technology, and to enforce any such patents. [...***...].

 7.3. PROSECUTION OF PATENTS. CIMA may prosecute all patents or patent applications encompassed by the OraSolv-Registered Trademark- Technology and the New Technology. [...***...].

          7.4. MARKING. IPR will mark the Product with the proper legend concerning patent coverage in accordance with the laws of each country where patent marking is required.

          7.5.   INFRINGEMENT.

          (a) If either party becomes aware of any infringement or threatened infringement of any Patents, the party having such knowledge will promptly notify the other party thereof, giving all available details. If CIMA determines that any rights under any Patents are being infringed by an unlicensed third party, CIMA has the right to initiate patent infringement litigation in its own name, or in the name of IPR if necessary, as reasonably necessary against such third party. Such litigation will be under the sole direction of CIMA and at CIMA's expense, but IPR agrees to perform all actions that CIMA's legal counsel determines to be reasonably necessary in the conduct of the litigation. IPR may join such proceeding at its own election and own expense (including the expense of legal counsel). CIMA will receive any relief obtained by such litigation, including all monetary awards. CIMA will keep IPR informed of the progress of such litigation and related matters.

          (b)    [...***...].

          (c) If any third party brings, or threatens to bring, an action against CIMA, IPR or IPR's Affiliates, sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of the Product, which action relates solely to the OraSolv-Registered Trademark-Technology, then the party sued will notify the other party to this Agreement of such action, in writing. CIMA will indemnify, defend and hold harmless IPR and its directors, officers, employees, agents, Affiliates, and third parties performing services for IPR, from and against any such claim, provided that it is given full and complete authority, information and reasonable assistance in the defense of such claim. IPR may join such proceeding at its own expense (including the expense of legal counsel) with the prior written consent of CIMA, which consent will not be unreasonably withheld. If IPR or an IPR Affiliate or sublicensee are obligated to pay royalties or make further payments to such third party in order to make, have made, make for others, use, import, offer for sale, sell or otherwise distribute the Product as a result of such action, such payments will be creditable against the amount of royalties payable to CIMA with respect to that country in accordance with Section 3.4(a) above.

          (d) If any third party brings, or threatens to bring, an action against CIMA, IPR or IPR's Affiliates, sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of the Product, which action relates to zolmitriptan, then the party sued will notify other party to this Agreement of such action, in writing. IPR will indemnify, defend and hold harmless CIMA and its directors, officers, employees, agents, Affiliates, and third parties performing services for CIMA, from and against any such claim, provided that it is given full and complete authority, information and reasonable assistance in the defense of such claim. CIMA may, in its sole discretion, require that IPR, or the appropriate IPR Affiliate or sublicensee, cease commercialization of the Product in any country in which such a claim has arisen.

          (e) If the manufacture, use, sale, offer for sale or import of the Product in a Major Country would, but for the license granted to IPR under this Agreement, infringe a Patent included in the OraSolv-Registered Trademark-Technology, and if all claims of such Patents in such country subsequently become invalid, [...***...].

          (f) To the extent permitted by applicable law, CIMA has the right to terminate the license granted hereunder with respect to any country if IPR, its Affiliates or any individual or entity acting on their behalf attempts to challenge the validity of any of the Patents.

                                    ARTICLE VIII
                           REPRESENTATIONS AND WARRANTIES

          8.1. REPRESENTATIONS AND WARRANTIES OF CIMA. CIMA hereby represents and warrants to IPR that:

          (a) CIMA is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) CIMA is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

          (c) This Agreement is a legal and valid obligation binding upon CIMA and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by CIMA does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it,

          (d) CIMA is the owner of the entire right, title and interest in the OraSolv-Registered Trademark- Technology and it has full right and power to grant the rights set forth in this Agreement; and

          (e) There is no pending or, to CIMA's knowledge, threatened litigation by or against CIMA relating to the OraSolv-Registered Trademark-Technology other than an interference proceeding requested by CIMA regarding CIMA's U.S. Patent Application Serial No. 08/468,913 and U.S. Patent No. 5,464,632 of a French company, Laboratories Prographarm. CIMA is also one of several parties who have filed oppositions with respect to Prographarm's European Patent EP 548356.

          8.2. REPRESENTATIONS AND WARRANTIES OF IPR. IPR hereby represents and warrants to CIMA that:

          (a) IPR is duly organized and validly existing under the laws of Puerto Rico and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) IPR is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and

          (c) This Agreement is a legal and valid obligation binding upon IPR and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by IPR does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          8.3. NO WARRANTY ON PATENTS. Nothing in this Agreement will be construed as a warranty that the Patents are valid or enforceable or that the OraSolv-Registered Trademark- Technology is free from the rightful claim of any third party, by way of infringement or the like, of any patent or proprietary rights of such party. CIMA hereby represents to IPR that CIMA has not sought to determine whether any patent or item of prior art, other than the patents and other items of prior art disclosed to IPR heretofore by CIMA, renders any of the Patents invalid. CIMA further represents to IPR that CIMA has not sought to determine whether the Product would infringe any patent other than the Patents disclosed to IPR heretofore by CIMA. IPR acknowledges that it has received copies of the prosecution histories of the Patents and enters into this Agreement with full knowledge of the contents thereof.


                                     ARTICLE IX
                                TERM AND TERMINATION

          9.1. TERM. This Agreement will be effective as of the date hereof and will expire on a country by country basis, upon the later date of
(a) ten (10) years after the date of first commercial sale of the Product in the country, or (b) the expiration of the last Patent covering the Product filed in that country. The parties will jointly consider ways to extend the term of the license granted under this Agreement to the extent permitted by applicable law or regulation and may so extend the term in a writing signed by both parties. [...***...].

          9.2.   TERMINATION.

          (a) IPR may terminate this Agreement in its entirety or with respect to use of the rights licensed hereunder in any country or countries, [...***...]. Such termination will not relieve IPR of any obligation to make payments to CIMA for royalties accrued prior to the effective date of such termination. IPR may sell, transfer or otherwise dispose of for payment any of the Product that is not sold prior to the effective date of such termination, so long as such sale, transfer or disposal occurs within three
(3) months of the effective date of termination of this Agreement. IPR will pay to CIMA royalties on such sales as set out in Article III hereof. IPR will continue to provide CIMA with the certificate referred to in Section 3.3(d) above with respect to sales made during such three-month period.

          (b) Either party may terminate this Agreement prior to its expiration by giving written notice to the other party, if the other party materially fails or neglects to perform its obligations under this Agreement and the same is not cured or being cured to the non-breaching party's reasonable satisfaction within [...***...] after the non-breaching party gives written notice specifying the nature and extent of such material breach; provided, however, that CIMA may not assert a material payment default by IPR on invoiced amounts disputed in good faith by IPR if IPR provides a written description of the disputed amounts to CIMA. Cure of a material payment default by IPR will be made by remitting to CIMA the amount of the overdue payment with accrued interest thereon, calculated using a major U.S. commercial bank rate selected by CIMA, during the [...***...] period.

          (c) Either party may terminate this Agreement immediately and without notice in the event that an application is made by the other party for the appointment of a receiver, trustee or custodian for any of the other party's assets; a petition under any section or chapter of the federal Bankruptcy Code or any similar law or regulation of the United States or Puerto Rico is filed by or against the other party is not dismissed within sixty (60) days; the other party makes an assignment for the benefit of its creditors; or the other party becomes insolvent or fails generally to pay its debts when they come due.

          (d) If IPR terminates this Agreement other than under Sections 9.2(b) or (c), or if CIMA terminates this Agreement under Section 9.2(b), then [...***...].

          (e) The parties acknowledge that there are many technologies competing with the OraSolv-Registered Trademark- Technology in the world marketplace for drug dosage forms and that IPR is not a competitor of CIMA in the field of drug dosage forms. The parties hereby agree that, in order for CIMA to provide IPR with the exclusive rights granted to IPR under this Agreement, IPR must commit to provide adequate resources toward commercialization of the Product, and to that end IPR agrees that CIMA may terminate this Agreement upon thirty (30) days' notice in the event that IPR or its Affiliates [...***...].

          9.3. ADDITIONAL REMEDIES. Termination of this Agreement for any reason will be without prejudice to, and will not affect the right of, either party to recover any and all damages to which it may be entitled, or to exercise any other remedies that it may otherwise have.

          9.4. SURVIVAL. The provisions of Article VI relating to confidentiality, Section 9.1 and Articles X and XI will survive expiration or termination of this Agreement.


                                     ARTICLE X
                                  INDEMNIFICATION

          10.1. INDEMNIFICATION BY CIMA. CIMA will indemnify and hold IPR and its Affiliates harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) that IPR or its Affiliates may incur, arising out of any third party's claim of property damage or personal injury or death arising from CIMA's application of the OraSolv-Registered Trademark- Technology to zolmitriptan or CIMA's negligent or willful misconduct in its performance of this Agreement or any breach of a representation or warranty given herein by CIMA.
 However, CIMA will in no event be liable for any such claims, damages, losses, costs or expenses to the extent they arise out of or result from materials supplied by IPR to CIMA, or from IPR's negligence or willful misconduct.

          10.2. INDEMNIFICATION BY IPR. IPR will indemnify and hold CIMA and its Affiliates harmless from and against all claims, suits and proceedings, and all damages, losses, costs, recoveries and expenses, including reasonable legal expenses and costs (including attorneys' fees) that CIMA or its Affiliates may incur, arising out of any third party's claim of property damage or personal injury or death arising from use of the Product to the extent that such liability results from IPR's negligent or willful misconduct in its performance of this Agreement or any breach of a representation or warranty given herein by IPR. However, IPR will in no event be liable for any such claims, damages, losses, costs or expenses to the extent they arise out of or result from materials supplied by CIMA to IPR or its Affiliates, or from CIMA's negligence or willful misconduct.

          10.3. DEFENSE OF CLAIMS. In the event any third party asserts a claim covered by Sections 10.1 or 10.2, the indemnified party will give prompt notice to the indemnifying party, who may, at its election, handle and control the defense or settlement of the claim at its own expense by giving prompt notice to the indemnified party. However, the indemnifying party will not settle any such claim without the indemnified party's prior written consent, which will not be unreasonably withheld. If the indemnifying party does not give such notice and does not proceed diligently to defend the claim within [...***...] days after receipt of notice, the indemnifying party will be bound by any defense or settlement that the indemnified party may make as to that claim and will reimburse the indemnified party for any expenses related to the defense or settlement of the claim. The parties will cooperate in defending against any asserted third-party claims. Indemnification of the indemnified party will also cover the indemnified party's directors, officers, employees, agents, Affiliates, and third parties performing services for the indemnified party.

                                     ARTICLE XI
                                   MISCELLANEOUS

          11.1. ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in whole or in part by either party without the prior written consent of the other. Either party may assign this Agreement without such consent to any of its Affiliates or to any successor by merger or sale of substantially all of its stock or of its assets to which this Agreement relates, or the sale or transfer of substantially all of the rights relating to the Product. This Agreement will be binding upon the successors and permitted assigns of the parties. Any assignment that is not in accordance with the terms of this Section 11.1 will be void.

          11.2. SUBCONTRACTING. CIMA acknowledges that IPR and Zeneca Limited have entered into certain agreements regarding the performance of scale-up and validation activities relevant to IPR's obligations under this Agreement, and that IPR may subcontract certain scale-up and validation activities set out in the Scale-Up and Validation Plan to Zeneca Limited under such agreements upon prior notice of such subcontracting to CIMA.

          11.3. AMENDMENT. This Agreement, including the Exhibits hereto, may only be amended by a writing signed by both parties hereto.

          11.4. NOTICES. Any notices or communications given to the parties under this Agreement must be in writing and will be deemed to be duly given by either party to the other on the date hand-delivered, sent by facsimile or mailed first class, postage pre-paid or by overnight delivery to the address of each party set forth below its name on the signature page hereof, or at such other address as a party may specify in writing.

          11.5. GOVERNING LAW. This Agreement will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its choice-of-law provisions.

          11.6. WAIVER. A waiver by either party of any term or condition of this Agreement in any one instance will not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertaking, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement.

          11.7. FORCE MAJEURE. Any delay in performance by either party under this Agreement (other than IPR's failure to pay money to CIMA) will not be considered to be a breach of this Agreement if, and to the extent, caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, war, civil disorder, rebellion or sabotage. After the party suffering from such occurrence notifies the other party of the occurrence, any time for performance hereunder will be extended by the actual time of delay caused by the occurrence.

          11.8. RELATIONSHIP OF THE PARTIES. The relationship hereby established between IPR and CIMA is solely that of independent contractors. This Agreement does not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

          11.9. DISPUTE RESOLUTION. The parties will use all reasonable efforts to resolve in an amicable fashion any dispute, claim or controversy that may arise relating to the terms or performance of this Agreement. If the parties are unable to resolve such dispute within thirty (30) days after initial notice, either party may, by notice to the other, have such dispute referred to a senior officer of each company. Such officers shall attempt to resolve the dispute by good faith negotiation within thirty (30) days after receipt of such notice. If the designated officers are not able to resolve such dispute within ninety (90) days after receipt of such notice, the parties will submit the dispute to arbitration by a single arbitrator in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten (10) years of intellectual property law experience from a law firm with at least ten (10) attorneys and at least an AV rating by Martindale Hubbell. A list of ten (10) potential arbitrators shall be obtained from the AAA. Each party to the dispute will rank the potential arbitrators from one to ten with one being the most desirable. The arbitrator who receives the least points shall be the arbitrator for such dispute. If there is a tie, a random drawing will be held and the first arbitrator chosen will be the arbitrator for the dispute. Judgment upon the arbitration award will be final, binding and conclusive and may be entered in any court having jurisdiction. The parties hereto further agree that the arbitrator is not authorized to award any punitive damages in connection with any controversy or claim settled by arbitration hereunder.

          11.10. SEVERABILITY. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid, that provision will be, to the extent possible, interpreted to achieve the intent of the parties to this Agreement. Otherwise, that provision will be severed and such severance will not effect the remainder of this Agreement, which will continue in full force and effect.

          11.11. ENTIRE AGREEMENT. This Agreement and the Supply Agreement embody the complete and final understanding of the parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous negotiations, understandings and agreements between the parties with respect to the subject matter hereof other than the Supply Agreement.

          11.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together constitute one original.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly authorized officers as of the date first hereinabove written.


 CIMA LABS INC.                          IPR PHARMACEUTICALS, INC.


 By:  /s/   John M. Siebert              By:  /s/   B.J. Thorpe
    --------------------------------        ---------------------------------
      Name:  John M. Siebert                  Name:   B.J. Thorpe
      Title: President and CEO                Title:  Chairman

 10000 Valley View Road                  P.O. Box 1967
 Eden Prairie, MN 55344-9361             Carolina
 Tel:  (612) 947-8700                    Puerto Rico 00984
 Fax:  (612) 947-8770                    Tel:  (809) 750-5353
                                         Fax:  (809) 750-5332